Exhibit 99.1

CONTACT: Press Inquiries Public Relations Sycamore Networks, Inc. 978-250-3433 scott.larson@sycamorenet.com	Investor Inquiries Investor Relations Sycamore Networks, Inc. 978-250-3460 investor.info@sycamorenet.com

SYCAMORE NETWORKS, INC. REPORTS FIRST QUARTER FISCAL YEAR 2007

REVENUE RESULTS

CHELMSFORD, Mass., December 5, 2006 – Sycamore Networks, Inc. (NASDAQ: SCMR), a leader in intelligent networking solutions for fixed line and mobile network operators worldwide, today reported its first quarter revenue results for the period ended October 28, 2006.

Revenue for the first quarter of fiscal 2007 was $34.9 million, compared with $27.3 million for the first quarter of fiscal 2006 and compared with $16.3 million for the fourth quarter of fiscal 2006. Sycamore’s multiservice access product line, added to its portfolio in mid-quarter through the acquisition of Eastern Research, Inc., contributed $6.4 million to revenue for the first quarter of fiscal 2007.

Sycamore’s net cash and investments as of October 28, 2006 were $907 million, compared to $985 million as of July 31,2006. Inclusive of transaction costs, approximately $83 million was utilized for the acquisition of Eastern Research, of which $78.5 million impacted cash in the first quarter.

“We are pleased with the Company’s first quarter revenue and bookings performance, which included partial quarter contributions from our multiservice access product line,” said Daniel E. Smith, president and chief executive officer, Sycamore Networks. “In September we successfully completed the acquisition of Eastern Research, and during the quarter we focused on integration activities, including product line rationalization, organizational alignment, and operational synergies. We substantially completed the integration during the quarter, and we are pleased with the positive response we have received from our customers. Sycamore now offers a more comprehensive set of products and solutions for fixed line and mobile network operators worldwide.”

As previously announced, the Company has delayed filing its Form 10-K for the fiscal year ending July 31, 2006 due to an ongoing independent investigation into the granting of stock options and related accounting directed by the Audit Committee of its Board of Directors. As a result of the ongoing investigation, the Company is currently unable to provide detailed GAAP or non-GAAP financial statements for the quarter ended October 28, 2006 or for the year ended July 31, 2006. The Company also previously announced that it had received a letter from the Staff of the Nasdaq Stock Market indicating that the Company is not in compliance with listing requirements and that its common stock is subject to delisting. The Company has requested a hearing to appeal the delisting determination, and a hearing has been scheduled. The Company intends to file, as soon as practicable after the completion of the independent investigation, its Form 10-K for fiscal 2006, necessary restatements for prior periods and all other required filings. The Company has not yet set a date for its Annual Shareholders’ Meeting for fiscal 2006, which will be determined after the filing of its Form 10-K.

About Sycamore Networks

Sycamore Networks, Inc. (NASDAQ: SCMR) is a leading provider of intelligent networking solutions for fixed line and mobile network operators worldwide. From multiservice access networks to the optical core, Sycamore products enable network operators to lower overall network costs, increase operational efficiencies, and rapidly deploy new revenue-generating services. Sycamore’s global customer base includes Tier 1 service providers, government agencies, and utility companies. For more information, please visit www.sycamorenet.com.

We wish to caution you that certain matters discussed in this news release constitute forward-looking statements that involve risks and uncertainties. Readers are cautioned that actual results or events could differ materially from those stated or implied in forward-looking statements. These risks and uncertainties include, but are not limited to, the findings resulting from the pending audit of certain of the Company’s income tax returns by the Internal Revenue Service, risks relating to the formal investigations commenced by the Securities and Exchange Commission and the U.S. Attorney’s office with respect to certain stock options granted by the Company, additional actions and findings that may result from the ongoing investigation into such stock options and the accounting therefore, including the restatement of previously issued financial statements, and the possible delisting of the Company’s common stock from trading on the Nasdaq Stock Market. Certain additional risks are set forth in more detail in the section entitled Factors that May Affect Future Results in the Company’s most recently filed Form 10-Q, Form 10-K and the other reports filed by the Company from time to time with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.